Exhibit 10.20

[PPG INDUSTRIES, INC. LETTERHEAD]

January 2008

[Name and Address of Executive]

Dear                     :

As you know, you made an election in 2006 under the PPG Industries, Inc. Deferred Compensation Plan (“the Plan”) to defer a certain percentage of your Salary (as defined in the Plan) for the 2007 calendar year. Believing that your 2006 election was perpetual for subsequent years and that you were required to file an election form in 2007 only if you were making changes to your 2006 election, you inadvertently failed to make an election in 2007 for calendar year 2008. This letter memorializes PPG’s agreement to recognize, to the extent it is able, your intended elections for the 2008 calendar year.

Specifically, due to your oversight in not making an election by the end of 2007, you are not permitted to defer any of your Salary during 2008; however, PPG will contribute to your existing deferred compensation account an amount equal to the Savings Plan Restoration Contributions (as defined in the Plan) to which you would have been entitled under the terms of the Plan had you elected, for the 2008 calendar year, to defer receipt of the same percentage of your Salary that you elected to defer for the 2007 calendar year. This amount will be treated for purposes of the Plan as a Savings Plan Restoration Contribution, and will be subject to the same terms and conditions of the Plan as are applicable to all other Savings Plan Restoration Contributions, including the investment and payment thereof.

Yours truly,

/s/ G. Thomas Welsh
G. Thomas Welsh
Director, Payroll and Benefits